Exhibit 15.02

November 13, 2001

Public Service Company of Colorado:

      We are aware that Public Service Company of Colorado has incorporated by reference in its Registration Statement (Form S-3, File No. 33-37431) as amended on December 4, 1990, pertaining to the shelf registration of Public Service Co. of Colorado’s First Mortgage Bonds, its Registration Statement (Form S-3, File No. 33-51167) pertaining to the shelf registration of Public Service Co. of Colorado’s First Collateral Trust Bonds, its Registration Statement (Form S-3, File No. 33-54877) pertaining to the shelf registration of Public Service Co. of Colorado’s First Collateral Trust Bonds and Cumulative Preferred Stock and its Registration Statement (Form S-3, File No. 333-81791) pertaining to the shelf registration of Public Service Co. of Colorado’s Senior Debt Securities and its Form 10-Q for the quarter ended September 30, 2001, which includes our report dated November 13, 2001, covering the unaudited consolidated financial statements contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our Firm or a report prepared or certified by our Firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

ARTHUR ANDERSEN LLP